Annual Meeting Results
An annual meeting of the funds shareholders was held on September 19, 2005. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

(1) The funds preferred shareholders elected the following directors:

                              Shares      Shares Withholding
                             Voted For    Authority to Vote
Roger A. Gibson.............. 1,216                4
Leonard W. Kedrowski ........ 1,216                4

(2) The funds common and preferred shareholders, voting as a single class, elected the following directors:

                              Shares      Shares Withholding
                             Voted For     Authority to Vote
Benjamin R. Field III.... 3,848,058.4078        58,566
Victoria J. Herget....... 3,846,333.4078        60,291
Richard K. Riederer ..... 3,844,768.4078        61,856
Joseph D. Strauss ....... 3,848,157.4078        58,467
Virginia L. Stringer..... 3,841,333.4078        65,291
James M. Wade............ 3,847,768.4078        58,856

(3) The funds common and preferred shareholders, voting as a single class, ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal period ending August 31, 2005. The following votes were cast regarding this matter:

   Shares          Shares                      Broker
  Voted For    Voted Against   Abstentions    Non-Votes
3,854,392.8270  13,461.0537    38,770.5271       -